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                                                                  EXHIBIT 12.2
CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS
DOLLARS IN THOUSANDS

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                                               SIX MONTHS
                                                 ENDED                       YEARS ENDED DECEMBER 31,
                                              -------------    ------------------------------------------------------------
                                              JUNE 30, 2003      2002          2001       2000        1999         1998
                                              -------------    ------------------------------------------------------------
EARNINGS:
Income from continuing operations before
  equity in income of joint ventures,
  gain on sale and minority interest         $  16,290         $ 37,381    $   43,283  $   55,712  $   55,641  $   42,986

Add:
  Gain on sale of previously depreciated
    operating real estate assets                    --           17,906        34,110      28,622       9,166          --
  Gain on sale of land and development
    rights                                          --            2,100         3,220         845        (252)         --
  Distributions from unconsolidated joint
    ventures                                     1,007           12,425         1,703       1,432         349         408
  Fixed charges (see below)                     32,986           65,227        67,832      68,505      66,165      59,367

Subtract:
  Interest capitalized                           4,361            8,875         8,844       8,858       7,725       8,737
  Loan cost amortization capitalized               158              229           204         196         192         227
  Preferred dividends                            4,672           11,131        14,083      14,083      14,083      10,252
                                             ---------        ---------     ---------   ---------   ---------   ---------
TOTAL EARNINGS (1)                           $  41,092        $ 114,804     $ 127,017   $ 131,979   $ 109,069   $  83,545

FIXED CHARGES:
  Interest expense and credit enhancement
    fees                                        22,889           43,656        43,663      44,473      43,246      39,167
  Interest capitalized                           4,361            8,875         8,844       8,858       7,725       8,737
  Loan cost amortization expense                   906            1,336         1,038         895         919         984
  Loan cost amortization capitalized               158              229           204         196         192         227
  Preferred dividends                            4,672           11,131        14,083      14,083      14,083      10,252
                                             ---------        ---------     ---------   ---------   ---------   ---------
TOTAL FIXED CHARGES (2)                      $  32,986        $  65,227     $  67,832   $  68,505   $  66,165   $  59,367

RATIO (1 DIVIDED BY 2)                            1.25x            1.76x         1.87x       1.93x       1.65x       1.41x
                                             =========        =========     =========   =========   =========   =========
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